Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-262341

Prospectus Supplement No. 3

(to Prospectus dated March 23, 2022)

Up to 22,415,400 Shares of Class A Common Stock Issuable Upon Exercise of the Warrants

Up to 101,083,492 Shares of Class A Common Stock offered by the Selling Holders

10,837,400 Resale Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 23, 2022 (the “Prospectus”) related to:

(A) the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Holders”) of up to 101,083,492 shares of Class A common stock, par value $0.0001 per share ("Class A Common Stock"), consisting of: (i) 3,356,078 shares of Class A Common Stock of CompoSecure, Inc. (the “Company”) issued in connection with the Common PIPE Investment (as defined in the Prospectus) (the “PIPE Shares”); (ii) up to 12,999,978 shares of Class A Common Stock (the “Exchangeable Note Shares”) issuable upon exchange of CompoSecure Holdings, L.L.C.’s exchangeable senior notes (“Exchangeable Notes”), which consists of 11,304,340 shares at the base conversion price of $11.50 per share, plus an additional aggregate amount of up to 1,695,638 shares to cover adjustments which are applicable in limited circumstances under the Note PIPE Subscription Agreements (as defined in the Prospectus); (iii) 61,136,800 shares of Class A Common Stock issuable upon exchange (on a one-for-one basis, subject to adjustment) of shares of Class B Common Units issued by CompoSecure Holdings, L.L.C. (the subsidiary of the Company), and cancellation of a corresponding number of shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), held by certain Selling Holders; (iv) up to 6,964,236 shares of Class A Common Stock (the “Earnout Shares”) issuable to certain Selling Holders in earn-out consideration based on the achievement by the Company of certain stock price thresholds; (v) 5,789,000 shares of Class A common stock issued to Roman DBDR Tech Sponsor LLC (“Sponsor”) upon conversion of 5,789,000 shares of Class B Common Stock originally issued to Sponsor in connection with the initial public offering of Roman DBDR Tech Acquisition Corp. (“Roman DBDR”); (vi) 10,837,400 shares of Class A Common Stock issuable upon exercise of the Resale Warrants (as defined below) prior to the public resale of the Resale Warrants; and (vii) warrants (“Resale Warrants”) to purchase up to 10,837,400 shares of Class A Common Stock of the Company originally issued in a private placement in connection with the initial public offering of Roman DBDR. We will not receive any proceeds from the sale of shares of Class A Common Stock or the Resale Warrants by the Selling Holders pursuant to this prospectus; and

(B) the issuance by the Company of up to an aggregate of 22,415,400 shares of Class A Common Stock, which consists of (i) 10,837,400 shares of Class A Common Stock that are issuable upon the exercise of the Resale Warrants following the public resale of the Resale Warrants; and (ii) 11,578,000 shares of Class A Common Stock that are issuable upon the exercise of a like number of outstanding registered warrants (the “Public Warrants” and, together with the Resale Warrants, the “Warrants”) originally issued in the initial public offering of Roman DBDR.

This prospectus supplement updates the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on June 24, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock and the Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”), under the symbols “CMPO” and “CMPOW,” respectively. On June 22, 2022, the closing price of a share of Class A Common Stock was $5.37 and the closing price for our Public Warrants was $0.76.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock or Warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2022

COMPOSECURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39687	85-2749902
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Pierce Street, Somerset, New Jersey	08873
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 518-0500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common stock, par value $0.0001 per share	CMPO	Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock	CMPOW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders

CompoSecure, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) on June 24, 2022. At the Annual Meeting, the following matters were submitted to a vote of stockholders:

1.	The election of two (2) Class I directors to serve until the Company’s 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their successors shall have been duly elected and qualified; and

2.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

At the close of business on April 25, 2022, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 14,997,107 shares of the Company’s Class A Common Stock outstanding and entitled to vote at the Annual Meeting, and there were 61,086,800 shares of the Company’s Class B Common Stock outstanding and entitled to vote at the Annual Meeting. Under the Company’s Second Amended and Restated Certificate of Incorporation, the holders of the Company’s Class A Common Stock and Class B Common Stock (collectively, “Common Stock”) at all times vote together as one class on all matters submitted to a vote of the stockholders. The holders of an aggregate of 62,928,224 shares of Class A Common Stock and Class B Common Stock were represented virtually or represented by proxy, constituting a quorum.

At the Annual Meeting, (i) the two Class I directors were elected and (ii) the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 was ratified.

Proposal No. 1 — Election of the Class I Directors

The vote with respect to the election of each of the directors was as follows:

Nominees	For	Withheld	Broker Non-Votes
Jonathan C. Wilk	61,887,505	11,581	1,029,138
Jane J. Thompson	61,887,816	11,270	1,029,138

Proposal No. 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm

The vote with respect to the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 was as follows:

For	Against	Abstain
62,917,683	10,531	10

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 24, 2022	CompoSecure, Inc.

	By:	/s/ Timothy Fitzsimmons
		Name:	Timothy Fitzsimmons
		Title:	Chief Financial Officer